Exhibit 99.1

         Alliance Semiconductor Reports Financial Results for the First
                       Fiscal Quarter Ended June 25, 2005


    SANTA CLARA, Calif.--(BUSINESS WIRE)--Aug. 4, 2005--Alliance
Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the first quarter of fiscal year 2006 ended June 25, 2005.

    First Quarter Highlights

    -- Increased Analog and Mixed Signal revenue by 49 percent sequentially, driven by increased demand in the high growth LCD display market

    -- Released 15 new Analog and Mixed Signal products in General Purpose EMI reduction (3), High Performance Clocks (2) and System Monitors (10)

    --  Sampled high-end Low Voltage Zero Delay Buffers and Fan Out
        Buffers

    --  Introduced EMI compliant Pulse Width Modulator (PWM)
        Controller

    The Company reported revenues of $5.9 million, compared to $5.6 million in the previous quarter and $7.1 million in the first quarter of fiscal year 2005. Revenue from the Analog and Mixed Signal and System Solutions business units represented approximately 64 percent of total revenue, compared to 59 percent in the previous quarter and 39 percent in the first quarter of fiscal 2005.
    Net loss for the first quarter of fiscal 2006 was $10.9 million, or ($0.31) per share, compared to a net loss of $23.2 million, or ($0.65) per share, in the previous quarter and a net loss of $6.6 million, or ($0.19) per share, in the first quarter of fiscal year 2005.
    Operating expenses in the first quarter of fiscal 2006 were $8.3 million, compared to $9.5 million in the previous quarter and $8.0 million for the first quarter of fiscal year 2005.
    Gross profit in the first quarter of fiscal 2006 was $0.6 million compared to gross loss of ($0.2) million in the previous quarter and gross loss of ($0.4) million in the first quarter of fiscal 2005.
    "We are confident in the long-term prospects of the Company and believe the Analog and Mixed Signal business unit will be a strong growth driver moving forward, particularly in the high growth LCD market where we have been designed into the products of the largest players such as Samsung and LG," said N.D. Reddy, Alliance Chairman, President, CEO and interim CFO. "Our System Solutions business is still in its early stage of growth, however we continue to sample new connectivity and controller products to several key OEM customers. As newly introduced products move through their life cycle from customer evaluation to full production, we expect revenue growth from this business unit in the coming quarters. Overall, we remain focused on increasing market penetration with our current product portfolio and introducing next-generation solutions."

    Business Summary

    During the quarter, Alliance announced the expansion of its Analog and Mixed Signal product portfolio with the availability of its newest families of high-performance Zero Delay Buffers (ZDB's) and Non-Zero Delay Buffers (NZDB's). This family of products significantly expands the current Analog and Mixed Signal product portfolio and provides entry into the high-end clock market meeting the needs of various data communications, networking, telecommunications, industrial and consumer systems.
    The Company also announced the availability of its newest family of Pulse Width Modulator (PWM) Controllers with Integrated Electro-Magnetic Interference (EMI) Reduction Technology for Low Noise Switched Mode Power Supply (SMPS) Converter and Inverter applications. This family of PWM controllers is designed to replace the popular series of "184X/384X" PWM controllers in a wide range of SMPS applications, but with the unique additional advantage of a built-in EMI reduction engine. This additional EMI reduction capability has been achieved by implementing Alliance Semiconductor's proprietary Spread Spectrum Modulation technology.
    Additionally, based on the success of its first generation CPU supervisory products, Alliance announced the availability of its second generation product family in tiny footprint SC70 packaging. The new product family is available in a wide range of reset voltage and reset timing combinations that spawn 10 distinct products with 217 voltages and reset timing combinations per product. These products are tailored to address a wide range of applications in the wireline and wireless telecom, computer, consumer, industrial and medical markets, while the CPU supervisors address the application needs of new, smaller and more power efficient electronics, which will be introduced over the next few years.
    Recently, the Company announced that its Board of Directors terminated Jeff Parsons, the former Vice President, Finance and Administration, and Chief Financial Officer. The Board appointed N. Damodar Reddy, the Chairman, President and Chief Executive Officer, as the interim Chief Financial Officer until a permanent CFO is hired.

    First Quarter 2006 Financial Results Web Cast and Conference Call

    The Company will host a live Web cast and conference call to discuss the first quarter of fiscal year 2006 financial results beginning at 5:00 p.m. Eastern Time on Thursday, August 4, 2005. Investors and other interested parties may participate in the call by dialing (800) 884-5695 at least fifteen minutes prior to the call and enter pass code 45365230 or listen to the live Web cast by visiting the investor relations section of Alliance's Web site at www.alsc.com. A replay of the call will be available for 48 hours beginning at 7:00 p.m. Eastern Time and can be accessed by dialing (888) 286-8010 with the pass code 75966125.

    About Alliance

    Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport(TM) I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, California with design centers in Bangalore and Hyderabad, India. The company is publicly traded on NASDAQ with ticker symbol ALSC. Additional information is available on the Alliance Web site at www.alsc.com.

    Forward-Looking Statements

    Except for historical information, the above statements of this press release are forward-looking statements, including, for example, statements relating to Alliance's revenue outlook and the performance of its business units and products. Forward-Looking Statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the Forward-Looking Statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the possibility of additional deficiencies in the Company's internal controls over financial reporting; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K filed on June 23, 2005 with the Securities and Exchange Commission, which is available through the Company's home page at http://www.alsc.com. These forward-looking statements speak only as of the date of this press release; they are based on management's estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.


                  ALLIANCE SEMICONDUCTOR CORPORATION
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                                                 Three  months ended
                                                       June 30,
                                                ----------------------
                                                     2005        2004
                                                ---------- -----------
   Net revenue                                     $5,911      $7,136
   Cost of revenue                                  5,288       7,559
                                                ---------- -----------
   Gross profit (loss)                                623        (423)

   Operating expense:
   Research and development                         4,777       4,740
   Selling, general and administrative              3,506       3,263
                                                ---------- -----------
   Total operating expense                          8,283       8,003
                                                ---------- -----------

   Loss from operations                            (7,660)     (8,426)
   Gain on investments                              2,041       3,470
   Equity in loss of investees                     (4,455)     (3,641)
   Other expense, net                                (159)       (339)
                                                ---------- -----------
   Loss before income taxes and minority
    interest in consolidated subsidiaries         (10,233)     (8,936)

   Provision (benefit) for income tax                 689      (2,261)
                                                ---------- -----------
   Loss before minority interest in consolidated
    subsidiaries                                  (10,922)
                                                               (6,675)
   Minority interest in consolidated
    subsidiaries                                       37          44
                                                ---------- -----------
   Net loss                                      $(10,885)    $(6,631)
                                                ========== ===========

   Net loss per share:
   Basic and diluted                               $(0.31)     $(0.19)
                                                ========== ===========

   Weighted average number of common shares:
   Basic and diluted                               35,568      35,262
                                                ========== ===========




                  ALLIANCE SEMICONDUCTOR CORPORATION
                 Condensed Consolidated Balance Sheets
                            (in thousands)
                              (unaudited)

                                                   June 30,  March 31,
                                                      2005      2005
                                                   --------- ---------
                        ASSETS
   Current assets:
   Cash and cash equivalents                         $2,143    $2,397
   Short-term investments                            92,745    82,444
   Accounts receivable, net                           2,510     1,677
   Inventory                                          6,907     7,320
   Related party receivables                            344       344
   Other current assets                               5,344     5,830
                                                   --------- ---------
   Total current assets                             109,993   100,012

   Property and equipment, net                        3,898     4,316
   Investment in Tower Semiconductor (excluding
    short-term portion)                               7,957     8,780
   Alliance Ventures and other investments           23,594    24,865
   Deferred Tax assets                               23,183    19,736
   Other assets                                         530       542
   Intangible assets                                    851     1,290
                                                   --------- ---------
   Total assets                                    $170,006  $159,541
                                                   ========= =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
       Accounts payable                              $6,271    $5,275
       Accrued liabilities                            2,022     1,768
       Income tax payable                            34,945    34,855
       Deferred income tax                           23,183    19,736
                                                   --------- ---------
   Total current liabilities                         66,421    61,634
                                                   --------- ---------

   Other liabilities                                     11        45
                                                   --------- ---------
   Total liabilities                                 66,432    61,679
                                                   --------- ---------

   Commitments and contingencies
   Minority interest in subsidiary companies            404       441
                                                   --------- ---------
   Stockholders' equity:
   Common stock                                         438       438
   Additional paid-in capital                       201,551   201,551
   Treasury stock                                   (68,524)  (68,524)
   Accumulated deficit                              (54,597)  (43,712)
   Accumulated other comprehensive income            24,302     7,668
                                                   --------- ---------
   Total stockholders' equity                       103,170    97,421
                                                   --------- ---------
   Total liabilities and stockholders' equity      $170,006  $159,541
                                                   ========= =========







    CONTACT: Alliance Semiconductor Corporation
             N.D. Reddy, 408-855-4900
             or
             Shelton Investor Relations
             Investor Contact
             Lynette Stein, 972-239-5119 Ext. 115
             lstein@sheltongroup.com